Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP and DCP Midstream Partners Finance Corp. on Form S-3 of our reports dated March 14, 2007, relating to the consolidated financial statements and financial statement schedule of DCP Midstream Partners, LP (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to operations prior to December 7, 2005 from the separate records of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) and the basis of presentation of the consolidated financial statements of DCP Midstream Partners, LP to retroactively reflect DCP Midstream Partners, LP’s acquisition of the wholesale propane logistics business and the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to the wholesale propane logistics business from the separate records maintained by DCP Midstream, LLC), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus of DCP Midstream Partners, LP and DCP Midstream Partners Finance Corp. which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

Denver, Colorado
April 20, 2007